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                                                                    EXHIBIT 11.1

                         QUANTUM EPITAXIAL DESIGNS, INC.
                      PRO FORMA AND SUPPLEMENTAL PRO FORMA
                     NET INCOME (LOSS) PER SHARE CALCULATION


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
                                                                                 Year Ended        Nine Months Ended
                                                                              December 31, 1996   September 30, 1997
                                                                              -----------------   -----------------
Pro forma net loss per share
Pro forma net loss per statement of operations ............................      $   (61,676)        $  (446,381)
Reduction of interest expense, net of tax .................................             --                71,000
                                                                                 -----------         -----------
Pro forma net loss ........................................................      $   (61,676)        $  (375,381)
                                                                                 -----------         -----------
Weighted average shares outstanding .......................................        1,585,350           1,585,350
Dilutive effect of outstanding stock options ..............................          123,250             123,250
Dilutive effect of convertible notes payable ..............................          269,905             269,905
                                                                                 -----------         -----------
Shares used in computing pro forma net loss per share .....................        1,978,505           1,978,505
                                                                                 -----------         -----------
Pro forma net loss per share ..............................................      $     (0.03)        $     (0.19)
                                                                                 ===========         ===========
Supplemental pro forma net income (loss) per share
Pro forma net income (loss) ...............................................      $   (61,676)        $  (446,381)
Reduction in interest expense, net of tax .................................          128,000             216,000
                                                                                 -----------         -----------
Supplemental pro forma net income (loss) ..................................      $    66,324         $  (230,381)
                                                                                 -----------         -----------
Shares used in computing pro forma net income (loss) per share ............        1,978,505           1,978,505
Assumed repayment of bank debt ............................................          366,484             467,737
Dilutive effect of outstanding stock options ..............................          174,522                --
Dilutive effect of convertible notes payable ..............................        1,432,459                --
Dilutive effect of common stock warrants ..................................          131,204                --
                                                                                 -----------         -----------
Shares used in computing supplemental pro forma net income (loss) per share        4,083,174           2,446,242
                                                                                 -----------         -----------
Supplemental pro forma net income (loss) per share ........................      $      0.02         $     (0.09)
                                                                                 ===========         ===========
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